Exhibit 8.2

December 15, 2010

Board of Directors
Sunshine Savings MHC
Sunshine Financial, Inc.
Sunshine Savings Bank
1400 East Park Avenue
Tallahassee, Florida 32301

Re:  Florida Tax Consequences of the Conversion of a Mutual Holding Company into the Capital Stock Form of Organization

Dear Board Members:

We have been requested as tax advisors to Sunshine Savings MHC, a federal mutual holding company (the “Mutual Holding Company”), Sunshine Financial, Inc., a federal chartered subsidiary holding company with the power to issue stock (the "Mid-Tier Holding Company”) and Sunshine Savings Bank, a federal chartered mutual savings bank (the "Bank"), to express our opinion concerning certain Florida income tax consequences relating to the proposed conversion of Sunshine Savings, MHC into the capital stock form of organization (the "Conversion") pursuant to the terms of the Plan of Conversion and Reorganization of Mutual Holding Company dated July 20, 2010 as amended (the "Plan").

You have received the December 14, 2010 opinion of Silver, Freedman & Taff, L.L.P. regarding the federal income tax consequences of the Conversion (the "Federal Tax Opinion"). Based upon the facts stated in the Federal Tax Opinion, including certain representations of the Mutual Holding Company, the Mid-Tier Holding Company, and the Bank, the Federal Tax Opinion concludes, among other things, that certain transactions contemplated by the Plan qualify as tax-free reorganizations under Section 368(a)(1)(A)  and (F) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the Mutual Holding Company, the Mid-Tier Holding Company, the Bank, and the Eligible Account Holders and Supplemental Eligible Account Holders will not recognize income, gain, or loss for federal income tax purposes upon the implementation of the Plan.

This opinion is based upon our understanding that the State of Florida has not specifically adopted provisions similar to those of Sections 368, 351 and 354 of the Code and that since the terms used in the Florida Income Tax Code generally have the same meaning as when used in the Code, the result to the parties to the exchange should be the same for Florida state tax purposes as if Florida had specifically adopted said Sections 368, 351 and 354.

500 North Westshore Boulevard, Post Office Box 20368, Tampa, Florida 33622-0368, (813) 286-2424
A Registered Public Accounting Firm

Board of Directors
Sunshine Savings MHC
Sunshine Financial, Inc.
Sunshine Savings Bank
December 15, 2010
Page Two

Our opinion is based upon (1) the facts and circumstances attendant to the Plan, including the representations of the Mutual Holding Company, the Mid-Tier Holding Company and the Bank, as described in the Federal Tax Opinion, (2) current provisions of Florida law, as reflected in Florida statutes, administrative regulations and rulings thereunder, and court decisions, (3) the Federal Tax Opinion, and (4) the assumption that the Plan will not result in the recognition of any gain or income on the books of the Mutual Holding Company, the Mid-Tier Holding Company or the Bank under generally accepted accounting principles.

It is our opinion that for purposes of the Florida corporate income tax, the implementation of the Plan will not cause any adverse income tax liability to be incurred by the Mutual Holding Company, the Mid-Tier Holding Company, the Bank and the Eligible Account Holders and Supplemental Eligible Account Holders.

This opinion is limited to the effect of the income tax laws of the State of Florida and to the specific conclusions set forth above, and no other opinions are expressed or implied.  Changes to the law or its interpretation that we have relied upon may be applied retroactively and may affect the opinion expressed herein.  In rendering our opinion, we are relying upon the relevant provisions of the Code, the laws of the State of Florida, as amended, the regulations and rules thereunder and judicial and administrative interpretations thereof, which are all subject to change or modification by subsequent legislative, regulatory, administrative, or judicial decisions.  Any such change could also have an effect on the validity of our opinion.  We undertake no responsibility to update or supplement our opinion after the declaration of effectiveness of the Registration Statement.  Our opinion is not binding on the Internal Revenue Service or the State of Florida, nor can any assurance be given that any of the foregoing parties will not take a contrary position or that our opinion will be upheld if challenged by such parties.

We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above. We consent to the filing of this opinion as an exhibit to the Mutual Holding Company’s Application for Conversion filed with the Office of Thrift Supervision and to Holding Company's Registration Statement on Form S-1, as amended from time to time, filed with the SEC.

Very truly yours,

HACKER, JOHNSON & SMITH PA